Exhibit 99.1

MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

May 4, 2012		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc.

Announces First Quarter 2012 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 and other recent highlights:

•                  First quarter net income per common share of $0.23 and Core Earnings (as defined below) per common share of $0.21.

•                  Book value per common share increased to $7.49 at the end of the first quarter versus $6.74 at 2011 year-end due primarily to price appreciation within our Non-Agency portfolio.

•                  On April 30, 2012, MFA paid its first quarter 2012 dividend of $0.24 per share of common stock to stockholders of record as of April 4, 2012.

•                  In the first quarter we added multi-year Non-Agency MBS financing, including an expanded collateralized financing arrangement and a re-securitization, reducing our reliance on short-term repurchase arrangements for Non-Agency MBS.

1)              We increased to $500 million an existing collateralized financing arrangement that effectively provides three year financing for Non-Agency MBS.

2)              As a part of a re-securitization, $186.7 million of senior bonds rated “AAA” by DBRS, Inc. were issued to third-party investors via a trust. These bonds, with an average life of 1.9 years, were priced at a 2.75% yield.

For the first quarter ended March 31, 2012, MFA generated net income allocable to common stockholders of $82.3 million, or $0.23 per share of common stock.  Core Earnings for the first quarter were $74.3 million, or $0.21 per share of common stock.  “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding $0.9 million of other-than-temporary impairment charges, $3.0 million of gain on sales of MBS and a $5.9 million increase in the fair value of the securities underlying our Linked Transactions.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through appropriately leveraged investments in both Agency and Non-Agency residential MBS.  At quarter-end our debt to equity ratio (including the liabilities underlying our Linked Transactions) was 3.5:1.  Our Agency portfolio had an average amortized cost basis of 102.8% of par as of March 31, 2012, and generated a 3.15% yield in the first quarter.  Our Non-Agency portfolio had an average amortized cost of 73.1% of par as of March 31, 2012, and generated a loss-adjusted yield of 6.92% in the first quarter (Non-Agency average cost and loss-adjusted yield are adjusted for the impact of MBS Linked Transactions).

“Our goal remains to continue positioning MFA to generate double-digit returns on equity over time.  We continued to selectively find value in the Agency MBS market.  In addition, we continued to implement our strategy of growing our Non-Agency MBS assets at what we consider to be superior loss-adjusted yields at prices well below par.  For the three months ended March 31, 2012, MFA’s cost for compensation and benefits and other general and administrative expenses were $8.4 million or an annualized 1.22% based on stockholders’ equity at March 31, 2012.  We believe MFA, an internally managed REIT, continues to operate on a very cost effective basis for the benefit of our stockholders.”

William Gorin, MFA’s President, added, “In the first quarter, book value per share increased by approximately 11% due primarily to appreciation within our Non-Agency portfolio.  While housing fundamentals remain weak, we believe that we have appropriately factored this into our cash flow projections and credit reserve estimates.  Our Non-Agency MBS loss adjusted yield of 6.92% is based on projected defaults that are approximately twice the amount of underlying mortgage loans that are presently 60+ days delinquent.  These underlying mortgage loans were originated on average more than five years ago so that we have access to more than 60 months of payment history. In the first quarter we continued to add multi-year financing that serves to reduce our reliance on short-term repurchase agreements for Non-Agency MBS.  While this financing is incrementally more expensive than short-term repo financing by approximately 100-150 basis points, we believe the certainty of the committed term outweighs the additional cost.”

MFA’s $4.520 billion fair market value of Non-Agency MBS had a face amount of $6.037 billion, an amortized cost of $4.415 billion and a net purchase discount of $1.622 billion (all amounts adjusted for the impact of MBS Linked Transactions) at March 31, 2012.  This discount consists of a $1.352 billion credit reserve and other-than-temporary impairments and a $269.7 million net accretable discount.  In addition, at March 31, 2012, these Non-Agency MBS had 4.6% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).  This structured credit enhancement, together with the purchase discount, mitigates MFA’s risk of loss on these investments.

Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS will generally increase if the prepayment rates on these securities trend up.  Despite low mortgage rates, the portfolio CPR declined in the first quarter of 2012 versus the fourth quarter of 2011.  The following table presents the weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying Linked Transactions).

Table 1

	First Quarter 2012 Average CPR	Fourth Quarter 2011 Average CPR
MBS Portfolio	16.43%	17.08%
Agency MBS	17.90%	19.35%
Non-Agency MBS	13.98%	13.01%

As of March 31, 2012, under its swap agreements, MFA has a weighted average fixed pay rate of interest of 2.73% and a floating receive rate of 0.28% on notional balances totaling $3.224 billion, with an average maturity of 20 months.  During the next twelve months, approximately $860.3 million notional amount of existing swaps with a weighted average fixed pay rate of 3.79% is scheduled to expire.

The following table presents MFA’s asset allocation as of March 31, 2012 and the first quarter 2012 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION (1)

Non-Agency
At March 31, 2012	Agency MBS	MBS(2)	Cash(3)	Other, net	Total
($ in Thousands)
Amortized Cost	$6,849,432	$4,415,482	$387,626	$(38,700	)(4)	$11,613,840

Market Value	$7,059,629	$4,519,944	$387,626	$(38,700)	$11,928,499
Less Payable for Unsettled Purchases	(46,843)	(52,929)	—	—	(99,772)
Less Repurchase Agreements	(6,115,414)	(1,374,983)	—	—	(7,490,397)
Less Multi-year Collateralized Financing Arrangements (5)	—	(503,311)	—	—	(503,311)
Less Securitized Debt	—	(967,422)	—	—	(967,422)
Equity Allocated	$897,372	$1,621,299	$387,626	$(38,700)	$2,867,597
Less Swaps at Market Value	—	—	—	(102,103)	(102,103)
Net Equity Allocated	$897,372	$1,621,299	$387,626	$(140,803)	$2,765,494

Debt/Net Equity Ratio (6)	6.87	x	1.79	x
For the Quarter Ended March 31, 2012
Yield on Average Interest Earning Assets	3.15%	6.92%	0.02%	4.42%
Less Average Cost of Funds	1.71	(7)	2.16	(7)	—	1.85
Net Interest Rate Spread	1.44%	4.76%	0.02%	2.57%

(1)       Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of non-GAAP Financial Measures.

(2)       Includes Non-Agency MBS and repurchase agreements underlying Linked Transactions.  The purchase of a Non-Agency MBS and repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS purchase and associated borrowing under repurchase agreement) are evaluated on a combined basis and reported net as “Linked Transactions” on MFA’s consolidated balance sheet.

(3)       Includes cash, cash equivalents and restricted cash.

(4)       Includes securities obtained and pledged as collateral,  interest receivable, goodwill, prepaid and other assets, obligation to return securities obtained as collateral, interest payable, derivative hedging instruments at fair value, dividends payable and accrued expenses and other liabilities.

(5)       Multi-year collateralized financing arrangements are viewed by management as having an effective term of 2.7 years, but for GAAP reporting purposes are disclosed within repurchase agreements and as having a contractual term of over 30 days to 90 days.

(6)       Represents the sum of borrowings under repurchase agreements, multi-year collateralized financing arrangements, payable for unsettled purchases and securitized debt as a multiple of net equity allocated.

(7)       Includes effect of swaps.

At March 31, 2012, MFA’s $11.580 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Non-Agency MBS			Total
($ in thousands)		Avg	Avg		Avg	Avg		Avg	Avg
Time to Reset	Market Value	MTR (1)	CPR (2)	Market Value	MTR (1)	CPR (2)	Market Value	MTR (1)	CPR (2)
< 2 years (3)	$1,661,431	7	13.81%	$2,398,626	4	12.97%	$4,060,057	5	13.34%
2-5 years	2,637,346	39	23.05	696,659	45	16.40	3,334,005	40	21.73
> 5 years	1,140,315	72	19.14	110,814	62	18.89	1,251,129	71	19.11
ARM-MBS Total	$5,439,092	36	19.37%	$3,206,099	15	14.01%	$8,645,191	28	17.46%

15-year fixed	$1,620,537		13.06%	$15,143		0.37%	$1,635,680		13.02%
30-year fixed	—		—	1,292,622		13.97	1,292,622		13.97
40-year fixed	—		—	6,080		13.86	6,080		13.86
Fixed-Rate Total	$1,620,537		13.06%	$1,313,845		13.91%	$2,934,382		13.43%
MBS Total	$7,059,629		17.90%	$4,519,944		13.98%	$11,579,573		16.43%

(1) MTR or Months To Reset is the number of months remaining before the coupon rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps. The MTR does not reflect scheduled amortization or prepayments.

(2) Average CPR weighted by positions as of the beginning of each month in the quarter.

(3) Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

MFA plans to hold a conference call on Friday, May 4, 2012, at 10:00 a.m. (Eastern Time) to discuss its first quarter 2012 financial results.  The number to dial in order to listen to the conference call is (800) 230-1096 in the U.S. and Canada.  International callers must dial (612) 332-0107.  A replay of the call will be available through Friday, May 11, 2012, and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 247472.  Live audio of the conference call will also be accessible over the internet at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, over the Thomson Reuters Investor Distribution Network at http://www.earnings.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.  An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”), including statements regarding the concept release issued by the SEC relating to interpretive issues under the 1940 Act with respect to the status under the 1940 Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In Thousands, Except Per Share Amounts)	2012	2011
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,536,740 and $6,666,963 pledged as collateral, respectively)	$7,059,629	$7,137,531
Non-Agency MBS, at fair value ($629,623 and $692,534 pledged as collateral, respectively)	1,756,565	1,492,376
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,658,712	2,283,070
Securities obtained and pledged as collateral, at fair value	503,740	306,401
Cash and cash equivalents	374,621	394,022
Restricted cash	13,005	15,502
MBS linked transactions, net (“Linked Transactions”), at fair value	20,124	55,801
Interest receivable	42,670	42,837
Derivative hedging instruments, at fair value	—	26
Goodwill	7,189	7,189
Prepaid and other assets	15,469	15,879
Total Assets	$12,451,724	$11,750,634

Liabilities:
Repurchase agreements	$7,908,932	$7,813,159
Securitized debt	967,422	875,520
Obligation to return securities obtained as collateral, at fair value	503,740	306,401
Accrued interest payable	11,516	9,112
Derivative hedging instruments, at fair value	102,103	114,220
Dividends and dividend equivalents rights (“DERs”) payable	86,778	97,525
Payable for unsettled purchases	99,772	27,056
Accrued expenses and other liabilities	5,967	9,881
Total Liabilities	$9,686,230	$9,252,874

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 895,000 shares authorized; 356,266 and 356,112 issued and outstanding, respectively	3,563	3,561
Additional paid-in capital, in excess of par	2,797,475	2,795,925
Accumulated deficit	(246,433)	(243,061)
Accumulated other comprehensive income/(loss)	210,851	(58,703)
Total Stockholders’ Equity	$2,765,494	$2,497,760
Total Liabilities and Stockholders’ Equity	$12,451,724	$11,750,634

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
(In Thousands, Except Per Share Amounts)	2012	2011
	(Unaudited)
Interest Income:
Agency MBS	$53,300	$60,175
Non-Agency MBS	25,794	22,894
Non-Agency MBS transferred to consolidated VIEs	44,410	26,755
Cash and cash equivalent investments	19	54
Interest Income	$123,523	$109,878

Interest Expense:
Repurchase agreements	$36,070	$33,054
Securitized debt	4,057	1,599
Total Interest Expense	$40,127	$34,653

Net Interest Income	$83,396	$75,225

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$(879)	$—
Portion of loss reclassed from other comprehensive income	(41)	—
Net Impairment Losses Recognized in Earnings	$(920)	$—

Other Income:
Unrealized net gains and net interest income from Linked Transactions	$7,699	$14,850
Gain on sales of MBS	2,953	—
Revenue from operations of real estate held-for-sale	—	381
Other Income	$10,652	$15,231

Operating and Other Expense:
Compensation and benefits	$5,612	$5,123
Other general and administrative expense	2,803	2,161
Real estate held-for-sale operating expense	—	307
Operating and Other Expense	$8,415	$7,591

Net Income	$84,713	$82,865
Less: Preferred Stock Dividends	2,040	2,040
Net Income Available to Common Stock and Participating Securities	$82,673	$80,825

Earnings per Common Share - Basic and Diluted	$0.23	$0.27

Dividends Declared per Share of Common Stock	$0.240	$0.235

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS, and returns on such assets for the three months ended March 31, 2012, which constitute non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in this press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measures should be made in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months ended March 31, 2012, are not measures of performance in accordance with GAAP, as they exclude impairment losses recognized through earnings, gain on sale of MBS and changes in fair value of MBS underlying our Linked Transactions.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months ended March 31, 2012, are as follows:

Table 4

	Three Months Ended
	March 31, 2012
(In Thousands, Except Per Share Amounts)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$82,673
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(416)
GAAP Net Income Allocable to Common Stockholders	$82,257	$0.23
Non-GAAP Adjustments:
Impairment Losses Recognized in Earnings	$920
Gain on Sale of MBS	(2,953)
Changes in Net Unrealized Gains on Linked Transactions	(5,915)
Total Adjustments to Arrive at Core Earnings	$(7,948)	$(0.02)
Core Earnings	$74,309	$0.21
Weighted Average Common Shares Outstanding - Basic and Diluted	356,167

As noted above, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months ended March 31, 2012.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures assist investors in analyzing the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these non-GAAP financial measures do not take into account the effect of the changes in fair value of MBS underlying Linked Transactions, impairment charges and gains on sale of MBS which are reflected in GAAP earnings.

Information pertaining to MFA’s Non-Agency MBS that are a component of Linked Transactions are reconciled below as of and for the three months ended March 31, 2012, with the most directly comparable financial measure calculated in accordance with GAAP, as follows:

Table 5

			Adjustments to Include
			Assets/Liabilities of
	GAAP Based		Underlying Linked		Non-GAAP
(Dollars in Thousands)	Information		Transactions		Presentation
At March 31, 2012:
Repurchase Agreement Borrowings	$7,908,932		$84,776	(1)	$7,993,708
Securitized Debt	967,422		—		967,422
Obligation to Return Securities Held as Collateral	503,740		—		503,740
Payable for Unsettled MBS Purchases	99,772		—		99,772
Total Borrowings (Debt)	$9,479,866		$84,776	(1)	$9,564,642
Stockholders’ Equity	$2,765,494		$—		$2,765,494
Debt-to-Equity (Debt/Stockholders’ Equity)	3.4	x			3.5	x

For the Three Months Ended March 31, 2012:
Average Interest Earning Assets	$11,244,222		$147,321	(2)	$11,391,543
Interest Income	$123,523		$2,288		$125,811
Yield on Average Interest Earning Assets	4.39%		6.21%		4.42%

Average Total Borrowings	$8,721,868		$111,018	(1)	$8,832,886
Interest Expense	$40,127		$504		$40,631
Average Cost of Funds	1.85%		1.83%		1.85%
Net Interest Rate Spread	2.54%		4.38%		2.57%

(1)   Represents borrowings under repurchase agreements underlying Linked Transactions.

(2)   Represents Non-Agency MBS underlying Linked Transactions.

The table below reconciles MFA’s Non-Agency MBS and related repurchase agreement borrowings and securitized debt on a GAAP basis to reflect on a combined basis its Non-Agency MBS and related repurchase agreements underlying its Linked Transactions, which is a non-GAAP financial measure.  Based on this non-GAAP presentation, MFA has also presented certain resulting performance measures (reflected in the table below) on a Non-GAAP basis.

Table 6

			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying Linked	Non-GAAP
(Dollars in Thousands)	Information (1)		Transactions (2)	Presentation
At March 31, 2012:
Amortized Cost of Non-Agency MBS	$4,312,520		$102,962	$4,415,482
Fair Value of Non-Agency MBS	$4,415,277		$104,667	$4,519,944
Face/Par Value of Non-Agency MBS	$5,920,383		$117,022	$6,037,405

Purchase (Discount) Designated as Credit Reserve and OTTI	$(1,344,718	)(3)	$(7,473)	$(1,352,191	)(4)
Net Purchase (Discount) Designated as Accretable	(263,145)		(6,587)	(269,732)
Total Purchase (Discount) on Non-Agency MBS	$(1,607,863	)(3)	$(14,060)	$(1,621,923	)(4)

Non-Agency Repurchase Agreements and Securitized Debt	$2,760,940		$84,776	$2,845,716

For the Three Months Ended March 31, 2012:
Non-Agency MBS Average Amortized Cost	$4,040,977		$147,321	$4,188,298
Non-Agency Average Total Borrowings	$2,666,995		$111,018	$2,778,013

Coupon Interest on Non-Agency MBS	$60,860		$1,958	$62,818
Effective Yield Adjustment (5)	9,344		330	9,674
Interest Income on Non-Agency MBS	$70,204		$2,288	$72,492

Interest Expense on Non-Agency Total Borrowings	$14,404		$504	$14,908
Yield on Average Interest Earning Non-Agency MBS	6.95%		6.21%	6.92%
Non-Agency Average Cost of Funds	2.17		1.83	2.16
Non-Agency Interest Rate Spread	4.78%		4.38%	4.76%

(1)         Includes Non-Agency MBS transferred to consolidated VIE.

(2)         Adjustment to reflect Non-Agency MBS underlying Linked Transactions and borrowings under repurchase agreements underlying Linked Transactions.

(3)         Amounts disclosed reflect purchase discount designated as credit reserve of $1.290 billion and OTTI of $54.5 million.

(4)         Amounts disclosed reflect purchase discount designated as credit reserve of $1.298 billion and OTTI of $54.5 million.

(5)         The effective yield adjustment on Non-Agency MBS is the difference between net income calculated using the net yield on average interest earning Non-Agency MBS, which is based on management’s estimates of future cash flows for Non-Agency MBS, less the current coupon yield.